Exhibit 10.15

Tidewater Inc.

Summary of Director Compensation Arrangements

as of December 31, 2019

For service as a non-management director, compensation is as follows:

•

A base annual retainer of $225,000, 25% of which is paid in cash (subject to a 15% decrease effective January 1, 2018) and 75% of which is paid as time-based restricted stock units, which vest on the first anniversary of the date of grant;

•	An additional annual cash retainer of $50,000 for the chair of the board;
•

An additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee and $5,000 for the chair of the nominating and corporate governance committee; and

•	Reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees.

Each non-management director has an opportunity to elect to receive all or a portion of his or her base annual retainer in fully-vested shares of common stock as provided in, and subject to the terms and conditions of, the Director Stock Election Program.